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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                               AMENDMENT TO BYLAWS
                                       OF
                         CALIFORNIA INDEPENDENT BANCORP


I, ANNETTE BERTOLINI, CERTIFY THAT:

1. I AM THE DULY ELECTED AND ACTING SECRETARY OF CALIFORNIA INDEPENDENT BANCORP, (THE "COMPANY"), A CALIFORNIA CORPORATION.

2. THE FOLLOWING IS A TRUE AND COMPLETE COPY OF A RESOLUTION ADOPTED AT A MEETING OF THE BOARD OF DIRECTORS OF THE COMPANY HELD MAY 18,1999.

     "NOW, THEREFORE, BE IT RESOLVED, THAT THE FOLLOWING BE ADDED TO THE BEGINNING OF PARAGRAH 4, SECTION 2.8 OF THE BYLAWS OF THE COMPANY:

     "PURSUANT TO CALIFORNIA CORPORATIONS CODE SECTIONS 301.5 AND 708, AND ANY SUCCESSOR STATUTES, SO LONG AS THE CORPORATION REMAINS A `LISTED CORPORATION' AS DEFINED UNDER CORPORATIONS CODE SECTION 301.5 OR ANY SUCCESSOR STATUTES, THE CORPORATION DOES NOT PERMIT CUMULATIVE VOTING FOR THE ELECTION OF DIRECTORS. HOWEVER, IN THE EVENT THAT THE CORPORATION SHOULD NOT QUALIFY AS A "LISTED CORPORATION" AS DEFINED UNDER CORPORATIONS CODE SECTION 301.5 OR ANY SUCCESSOR STATUE, AND SUBJECT TO...[RETAIN THE REMAINING LANGUAGE OF PARAGRAPH 4.]

3. THE RESOLUTION SET FORTH ABOVE HAS NOT BEEN MODIFIED OR RESCINDED AND IS IN FULL FORCE AND EFFECT.

EXECUTED THIS 18TH, DAY OF MAY 1999, IN YUBA CITY, CALIFORNIA.



/s/ Annette Bertolini
----------------------------
ANNETTE BERTOLINI
CORPORATE SECRETARY



SEAL

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